1
Exhibit 99.1








Investor Relations Contact:                     Media Contact:
Robert J. Vill                                  Jane Randel
Vice President, Treasury and                    Vice President, Public Relations
   Investor Relations
Liz Claiborne Inc.                              Liz Claiborne Inc.
201.295.7515                                    212.626.3408

    LIZ CLAIBORNE INC. POSTS RECORD 4th QUARTER AND FULL YEAR SALES AND EPS
    -----------------------------------------------------------------------

New York, NY March 2, 2005 - Liz Claiborne Inc. (NYSE:LIZ) announced today diluted earnings per share ("EPS") of $0.75 for the fourth quarter 2004, an increase of 13.6%, compared to diluted EPS of $0.66 for the fourth quarter 2003. Net sales for the fourth quarter 2004 were a record $1.198 billion, up 16.1% over the comparable 2003 period.

Adjusted diluted EPS for the fourth quarter 2004 were $0.74, compared to adjusted diluted EPS of $0.66 for the fourth quarter 2003, a 12.1% increase. These results are adjusted to exclude the impact of a net after-tax gain in the fourth quarter of 2004 of $8 million ($12 million pre-tax) associated with the sale of all 1.5 million shares of stock previously held in Kenneth Cole Productions, Inc. (NYSE:KCP), partially offset by (i) a net after-tax restructuring charge in the fourth quarter of 2004 of $7 million ($10 million pre-tax), representing costs associated with the restructuring of its European operations aimed at centralizing strategic decision-making and facilitating the management of a multi-brand platform, the closure of the Mexx Europe catalog business and employee severance costs associated with the closure of the Secaucus, New Jersey distribution center, and (ii) a net after-tax restructuring gain in the fourth quarter of 2003 of $0.4 million ($0.7 million pre-tax), representing the reversal of the portion of the 2002 restructuring reserve (established to cover the costs associated with the closure of all 22 domestic specialty retail stores operating under the Liz Claiborne brand name) that was no longer required due to the completion of the activities associated with the reserve. The Company believes that these adjusted results provide a more accurate comparison of its operational and financial performance. The attached table captioned "Reconciliation of Non-GAAP Financial Information" provides a full reconciliation of actual results to the adjusted results.

For the full year 2004, diluted EPS increased 11.8% to $2.85 in 2004, up from $2.55 in 2003. Net sales for the full year 2004 were a record $4.633 billion, up 9.2% over the comparable 2003 period.

Adjusted diluted EPS in 2004 were $2.84, compared to adjusted diluted EPS of $2.55 in 2003, an 11.4% increase. These results are adjusted to exclude the impact of the net after-tax restructuring charge and net after-tax gain in 2004 and the net after-tax restructuring gain in 2003 discussed above. The Company believes that these adjusted results provide a more accurate comparison of its operational and financial performance. The attached table captioned "Reconciliation of Non-GAAP Financial Information" provides a full reconciliation of actual results to the adjusted results.

The Company will sponsor a conference call today at 10:00 am EST to discuss its fourth quarter 2004 results. This call will be webcast to the general public and can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available through Wednesday, March 16, 2005.

Paul R. Charron, Chairman and Chief Executive Officer, stated: "We are pleased to report these solid fourth quarter results which were driven by the strength of our balanced and diversified portfolio. The disciplined execution of our multi-brand, multi-channel, multi-geography diversification strategy enabled us to achieve higher than planned sales and the upper end of our EPS expectation in a challenging retail environment. In January, we continued to execute this strategy with the acquisition of C & C California, a designer, marketer and wholesaler of premium apparel for women, men and children through its C & C California brand."

Mr. Charron continued: "As has been the case in recent quarters, our performance was broad based, driven by significant contributions from our Liz Claiborne apparel, Juicy Couture, Mexx Canada, Lucky Brand retail, Crazy Horse men's, Monet, Emma James, JH Collectibles, Laundry by Shelli Segal and Licensing businesses, as well as the acquisition of Enyce. Our balance sheet and cash flow remain quite strong at the end of the year, reflecting our ongoing focus on working capital and cash flow management. We generated $457 million in cash from operations in 2004, providing us with significant financial flexibility to continue to execute our strategies."

Mr. Charron concluded: "The retail climate is currently challenging, and we will continue to plan our businesses conservatively, focusing on solid execution and disciplined inventory management. For fiscal 2005, current visibility indicates that we forecast a sales increase of 6 - 8% and EPS in the range of $2.96 - $3.02, including the impact, which we estimate will be $0.10 - $0.12, resulting from the planned adoption in the third quarter of 2005 of FASB 123R ("Accounting for Share-Based Payment") as well as the shift in the composition of the Company's 2005 equity-based management compensation toward restricted stock and away from stock options. This shift toward restricted stock should ultimately reduce dilution as we expect that fewer shares will be used for equity-based compensation purposes than was the case in prior years. Excluding the $0.10 - $0.12 dilution related to these items, EPS is expected to be in the range of $3.07 - $3.13, an 8 - 10% increase over 2004. We believe that this adjusted outlook provides a more accurate comparison of our operational and financial performance when compared to 2004. The attached table captioned "Reconciliation of Non-GAAP Diluted Earnings Per Share Outlook" provides a full reconciliation of the GAAP outlook to the adjusted outlook. For the first quarter of 2005, we are optimistic that we can achieve a sales increase of 7 - 9% and EPS in the range of $0.63 - $0.66. All of these forward looking statements exclude the impact of any future acquisitions or additional stock repurchases."

FOURTH QUARTER RESULTS
----------------------

Net Sales
---------
Net sales for the fourth quarter of 2004 were a record $1.198 billion, an increase of $166 million, or 16.1%, over net sales for the fourth quarter of 2003. The inclusion of sales from our Enyce business (acquired December 1, 2003) added approximately $19 million in net sales during the quarter. The impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses added approximately $24 million in sales during the quarter. Net sales results for our business segments are provided below:

o    Wholesale  Apparel  net sales  increased  $82  million,  or 13.2%,  to $699
     ------------------
     million. This result reflected the following:
     - The inclusion of $19 million of sales from the acquired Enyce business;
     - A $10 million increase resulting from the impact of foreign currency exchange rates in our international businesses;
     - A $53 million net increase across our other wholesale apparel businesses, primarily driven by increases in our Juicy Couture, licensed DKNY(R) Jeans (both men's and women's), Special Markets men's, Sigrid Olsen, Claiborne men's, Dana Buchman, Laundry by Shelli Segal and Lucky Brand businesses, as well as the addition of our Intuitions and Curve women's businesses. Net sales in our domestic Liz Claiborne business were flat to last year.

o    Wholesale  Non-Apparel net sales  increased $14 million,  or 10.0%, to $156
     ----------------------
     million, primarily due to the addition of our Juicy Couture accessories business (launched in February 2004), as well as increases in our jewelry, handbags and fashion accessories businesses, partially offset by decreases in our cosmetics business.

     The impact of foreign currency exchange rates in our international businesses was not material in this segment.

o    Retail net sales  increased $68 million,  or 25.7%,  to $333  million.  The
     ------
     increase reflected the following:
     - A $13 million increase resulting from the impact of foreign currency exchange rates in our international businesses;
     - A $55 million net increase primarily driven by higher comparable store sales in our Specialty Retail business (including a 22% comparable store sales increase in our Lucky Brand business, a 26% comparable store sales increase in our Mexx Canada business and a 12% comparable store sales increase in our Mexx Europe business), and the net addition during fiscal 2004 of 19 new Sigrid Olsen specialty stores, 16 new specialty retail and outlet stores in Canada, 12 new Lucky Brand specialty stores, 7 new domestic Liz Claiborne outlet stores, 7 new Mexx Europe specialty retail and outlet stores and 4 new Mexx USA specialty stores. We also opened 69 net new international concession stores in Europe during the year.
     Comparable store sales in our Company-operated stores increased by 5.3% overall, driven by a 16.7% increase in our Specialty Retail business, partially offset by a 2.4% decrease in our Outlet business. We ended the year with a total of 285 outlet stores, 269 specialty retail stores and 622 international concession stores.

o    Corporate net sales, consisting of licensing revenue,  increased $2 million
     ---------
     to $10 million as a result of new licenses and growth from our existing license portfolio.

Gross Profit
------------
Gross profit increased $70 million, or 14.4%, to $559 million in the fourth quarter of 2004 over the fourth quarter of 2003. Approximately $14 million of the increase in the quarter was due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses. Gross profit as a percent of net sales decreased to 46.6% in 2004 from 47.3% in 2003. The decreased gross profit rate primarily reflected higher promotional activity in our wholesale businesses, as well as additional liquidation of excess inventory, partially offset by lower sourcing costs and the positive impact of a changing mix within our portfolio, primarily reflecting a decreased proportion of sales from our Liz Claiborne and Special Markets businesses, which run at lower gross profit rates than the Company average, and an increased proportion of sales from our Mexx Europe and Juicy Couture businesses, which run at higher gross profit rates than the Company average.

Selling, General & Administrative Expenses
------------------------------------------

Excluding the impact of the pre-tax restructuring charge in the fourth quarter of 2004 of $10 million and the pre-tax restructuring gain in the fourth quarter of 2003 of $0.7 million, Selling, General & Administrative expenses ("SG&A") increased $59 million, or 16.1%, to $426 million, in the fourth quarter of 2004 over the fourth quarter of 2003 and as a percent of net sales was 35.6%, flat to last year. The SG&A increase reflected the following:
o The inclusion of $12 million of expenses from the acquired Enyce business and the start-up of new businesses;
o A $13 million increase resulting from the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses;
o A $5 million increase resulting from the accrual for prior period payroll-related tax obligations in our Mexx Europe business;
o A $29 million increase primarily resulting from the expansion of our domestic and international retail businesses and increased expenses in our Mexx Europe wholesale business.

The SG&A rate primarily reflected the favorable impact of Company-wide expense control initiatives, partially offset by the increased proportion of expenses related to our Mexx Europe business, which runs at a higher SG&A rate than the Company average and reduced expense leverage resulting from the decreased proportion of expenses related to our Liz Claiborne and Special Markets businesses, which run at lower SG&A rates than the Company average.

Restructuring Charge / Gain
---------------------------
The pre-tax restructuring charge in the fourth quarter of 2004 of $10 million was established to cover costs associated with the restructuring of our European operations aimed at centralizing strategic decision-making and facilitating the management of a multi-brand platform, the closure of the Mexx Europe catalog business, and employee severance costs associated with the closure of the Secaucus, New Jersey distribution center. In the fourth quarter of 2003, we recorded a pre-tax restructuring gain of $0.7 million, representing the reversal of the portion of the 2002 restructuring reserve no longer required.

Operating Income
----------------
Operating income for the fourth quarter of 2004 was $122 million, flat to last year, including the impact of the restructuring charge in 2004 and the restructuring gain in 2003. The impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses was approximately $1 million. Operating income as a percent of net sales decreased to 10.2% in 2004 compared to 11.8% in 2003. Operating income by business segment is provided below:

o    Wholesale  Apparel  operating  income was $53 million  (7.6% of net sales),
     ------------------
     including the impact of the restructuring charge of $10 million, in 2004 compared to $53 million (8.6% of net sales) in 2003, principally reflecting increased profits in our Liz Claiborne, Juicy Couture, Emma James, Crazy Horse men's, JH Collectibles and Laundry by Shelli Segal businesses, offset by reduced profits in our Ellen Tracy business and the increased costs associated with the creation of a multi-brand platform and the accrual for prior period payroll-related tax obligations in our Mexx Europe business.

o    Wholesale Non-Apparel operating income was $22 million (13.8% of net sales)
     ---------------------
     in 2004 compared to $21 million (15.2% of net sales) in 2003, principally due to the addition of our Juicy Couture accessories business, partially offset by decreases in our cosmetics, jewelry, fashion accessories and handbags businesses.

o    Retail operating income was $41 million (12.4% of net sales) in 2004
     ------
     compared to $42 million (15.9% of net sales), including the impact in 2003 of the restructuring gain of $0.7 million, principally reflecting increased profits in our Lucky Brand, Mexx Europe, Mexx Canada and Monet Europe concession businesses, offset by decreased profits in our Outlet business, losses in our Liz Claiborne Europe concession business and costs associated with our direct-to-consumer start-ups.

o    Corporate operating income,  primarily  consisting of licensing income, was
     ---------
     $6 million in 2004 compared to $5 million in 2003.


Excluding the impact of the restructuring charge in 2004 and the restructuring gain in 2003, operating income in the fourth quarter of 2004 increased by $11 million to $132 million, or 11.0% of net sales, from $121 million, or 11.7% of net sales, in the fourth quarter of 2003. The Company believes that these adjusted results provide a more accurate comparison of its operational and financial performance. The attached table captioned "Reconciliation of Non-GAAP Financial Information" provides a full reconciliation of actual results to the adjusted results.

Other Income / Expense
----------------------
Other income in the fourth quarter of 2004 was $11 million, primarily reflecting the $12 million pre-tax gain associated with the gain on the sale of all 1.5 million shares of stock previously held in Kenneth Cole Productions, Inc. (NYSE:KCP).

Net Interest Expense
--------------------
Net interest expense in the fourth quarter of 2004 was $10 million, compared to $8 million in 2003.

Income Taxes
------------
The Company's effective tax rate in the fourth quarter of 2004 was 33.3%, compared to 36.2% in the fourth quarter of 2003. This decrease to 33.3% from the 35.2% effective tax rate for the first nine months of 2004 reflects a release of tax reserves due to favorable settlements of foreign tax audits.

Net Income
----------
Net income in the fourth quarter of 2004 increased to $83 million, or 6.9% of net sales, from $73 million in the fourth quarter of 2003, or 7.1% of net sales. Diluted earnings per common share increased to $0.75 in 2004, from $0.66 in 2003, a 13.6% increase.

Adjusted net income in the fourth quarter of 2004 increased to $81 million, or 6.8% of sales, from $73 million, or 7.0% of sales, in the fourth quarter of 2003. Adjusted diluted EPS for the fourth quarter of 2004 were $0.74, compared to adjusted diluted EPS of $0.66 for the fourth quarter of 2003, a 12.1% increase. These adjusted results exclude the impact of the net after-tax gain ($8 million) and net after-tax restructuring charge ($7 million) in 2004 and net after-tax restructuring gain ($0.4 million) in 2003 discussed above. The Company believes that these adjusted results provide a more accurate comparison of its operational and financial performance. The attached table captioned "Reconciliation of Non-GAAP Financial Information" provides a full reconciliation of actual results to the adjusted results.

Average diluted shares outstanding decreased by 1.1 million shares to 109.6 million in the fourth quarter of 2004 compared to 2003 as a result of the impact of shares repurchased during the second quarter of 2004, partially offset by the exercise of stock options and the effect of dilutive securities.

FULL YEAR RESULTS
-----------------

Net Sales
---------
Net sales for the full year 2004 (which was comprised of 52 weeks) were a record $4.633 billion, an increase of $392 million, or 9.2% over net sales for the full year 2003 (which was comprised of 53 weeks). The inclusion of a full year of sales from our Juicy Couture business (acquired April 7, 2003) and our Enyce business (acquired December 1, 2003) added approximately $210 million in net sales during the year. The impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses added approximately $95 million in sales during the year. Net sales results for our business segments are provided below:

o    Wholesale  Apparel net sales  increased  $149  million,  or 5.3%, to $2.966
     ------------------
     billion. This result reflected:
     - A $181 million increase resulting from the inclusion of a full year of sales of the acquired Juicy Couture and Enyce businesses;
     - A $52 million increase resulting from the impact of foreign currency exchange rates in our international businesses;
     - An $84 million net decrease across our other wholesale apparel businesses, primarily reflecting an 18.8% decrease in our domestic Liz Claiborne business (a 16.9% sales decrease excluding the impact of lower shipments to the off-price channel) and a 6.0% decrease in our Special Markets businesses, partially offset by increases in our licensed DKNY(R) Jeans, Sigrid Olsen and Lucky Brand businesses. The decrease in our Liz Claiborne business resulted primarily from lower volume due to a continued focus by our retail customers on inventory productivity and conservative planning, the upward migration of certain retailers to exclusive and differentiated product offerings, growth in department store private label brands and the introduction of new competitive offerings.

o    Wholesale  Non-Apparel net sales  increased $57 million,  or 11.2%, to $565
     ----------------------
     million. The increase primarily reflected the addition of our recently launched Juicy Couture accessories business, increases in our Monet, licensed Kenneth Cole, Lucky Brand and Ellen Tracy businesses, as well as increases in our cosmetics business driven primarily by the re-launch of our Realities women's fragrance and continued growth in our Curve fragrances.

     The impact of foreign currency exchange rates in our international businesses was not material in this segment.

o    Retail net sales increased $179 million,  or 20.3%, to $1.066 billion.  The
     ------
     increase reflected the following:
     - A $42 million increase resulting from the impact of foreign currency exchange rates in our international businesses;
     - A $137 million net increase primarily driven by higher comparable store sales in our Specialty Retail business (including an 18% comparable store sales increase in our Lucky Brand business) and the net store openings and new international concessions mentioned above.

     Comparable store sales in our Company-operated stores increased by 3.0% overall, driven by a 10.5% increase in our Specialty Retail business, partially offset by a 1.6% decrease in our Outlet business. Excluding the extra week in the 2003 period, comparable store sales in our Company-operated stores increased by 4.9% overall, driven by a 12.4% increase in our Specialty Retail business while Outlet comparable store sales increased 0.2%.

o    Corporate net sales, consisting of licensing revenue,  increased $6 million
     ---------
     to $37 million as a result of revenues from new licenses as well as growth in our existing license portfolio.

Gross Profit
------------
Gross profit increased $253 million, or 13.4%, to $2.143 billion in the full year 2004 over 2003. Approximately $52 million of the increase was due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses. Gross profit as a percent of net sales increased to 46.2% in the full year 2004 from 44.6% in 2003. The increased gross profit rate also reflected a continued focus on inventory management, lower sourcing costs and the positive impact of a changing mix within our portfolio, primarily reflecting a decreased proportion of sales from our Liz Claiborne and Special Markets businesses, which run at lower gross profit rates than the Company average and an increased proportion of sales from our Mexx Europe and Juicy Couture businesses, which run at higher gross profit rates than the Company average.

Selling, General & Administrative Expenses
------------------------------------------
Excluding the impact of the net pre-tax restructuring charge in 2004 of $10 million and the pre-tax restructuring gain in 2003 of $0.7 million, SG&A increased $210 million, or 14.8%, to $1.630 billion in the full year 2004 and as a percent of net sales increased to 35.2% in the full year 2004 from 33.5% in 2003. The SG&A increase reflected the following:
o A $67 million increase resulting from the inclusion of a full year of expenses from our Juicy Couture and Enyce businesses and expenses incurred in connection with the start-up of new businesses, primarily the Mexx USA and Sigrid Olsen Specialty Retail businesses;
o A $45 million increase resulting from the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses;
o A $98 million increase primarily resulting from the expansion of our domestic and international retail businesses and increased expenses in our Mexx Europe wholesale business.

SG&A as a percent of sales increased due to reduced expense leverage resulting from the sales decreases in our Liz Claiborne and Special Markets businesses and the increased proportion of expenses related to our Mexx Europe business, primarily reflecting additional costs associated the creation of a multi-brand platform in Europe, partially offset by the favorable impact of Company-wide expense control initiatives.

Restructuring Charge / Gain
---------------------------
The net pre-tax restructuring charge in 2004 of $10 million is primarily associated with the charge discussed above. The pre-tax restructuring gain in 2003 of $0.7 million reflects the reversal of the 2002 restructuring reserve discussed above.

Operating Income
----------------
Operating income for the full year 2004 was $503 million, an increase of $32 million, or 6.8%, over 2003. Approximately $7 million of the increase was due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses. Operating income as a percent of net sales decreased to 10.9% in 2004 compared to 11.1% in 2003. Operating income by business segment is provided below:

o    Wholesale  Apparel  operating income was $323 million (10.9% of net sales),
     ------------------
     including the impact of the net restructuring charge of $10 million, in 2004 compared to $314 million (11.2% of net sales) in 2003, principally reflecting the inclusion of a full year's sales from our Juicy Couture and Enyce businesses and increased profits in our licensed DKNY(R) Jeans, Lucky Brand and Sigrid Olsen businesses as well as profits resulting from the addition of our Intuitions business, partially offset by reduced profits in our domestic Liz Claiborne business as a result of the lower sales volume discussed above.

o    Wholesale Non-Apparel operating income was $79 million (13.9% of net sales)
     ---------------------
     in 2004 compared to $61 million (12.0% of net sales) in 2003, reflecting the addition of our recently launched Juicy Couture accessories business, increases in our cosmetics business as well as increases in our jewelry and fashion accessories businesses.

o    Retail  operating  income  was $73  million  (6.9%  of net  sales)  in 2004
     ------
     compared to $75 million (8.5% of net sales), including the impact of the restructuring gain of $0.7 million, in 2003, principally reflecting losses in our Liz Claiborne Europe concession business and costs associated with our direct to consumer start-ups, partially offset by an increase in profits from our Lucky Brand, Mexx Europe and Mexx Canada businesses, as well as the impact of the closure of our domestic Liz Claiborne specialty stores in 2003.

o    Corporate operating income,  primarily  consisting of licensing income, was
     ---------
     $27 million in 2004 compared to $21 million in 2003.


Excluding the impact of the net restructuring charge in 2004 and the restructuring gain in 2003, operating income in 2004 was $512 million, an increase of $42 million, or 9.0%, over 2003. Operating income as a percent of net sales was 11.1% in 2004, flat to last year. The Company believes that these adjusted results provide a more accurate comparison of its operational and financial performance. The attached table captioned "Reconciliation of Non-GAAP Financial Information" provides a full reconciliation of actual results to the adjusted results.

Other Income / Expense
----------------------
Other income in 2004 was $10 million, primarily reflecting the $12 million pre-tax gain associated with the gain on the sale of the Kenneth Cole Productions, Inc. stock discussed above.

Net Interest Expense
--------------------
Net interest expense in the full year 2004 was $32 million, compared to $31 million last year, primarily reflecting a $3 million increase due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses.

Income Taxes
------------
The Company's effective tax rate in 2004 was 34.7%, compared to 36.2% in 2003. This decrease resulted from changes to the European organizational structure and the integration of our Liz Claiborne Europe and Mexx Europe businesses, along with the release of tax reserves due to favorable settlements of foreign tax audits, partially offset by the impact of a shift in pre-tax income between the Company's Domestic and International operations.

Net Income
----------
Net income increased in 2004 to $314 million, or 6.8% of net sales, from $280 million in 2003, or 6.6% of net sales. Diluted EPS increased 11.8% to $2.85 in 2004, up from $2.55 in 2003.

Adjusted net income increased in 2004 to $312 million, or 6.7% of sales, from $279 million, or 6.6% of sales, in 2003. Adjusted diluted EPS in 2004 were $2.84, compared to adjusted diluted EPS of $2.55 in 2003, an 11.4% increase. These adjusted results exclude the impact of the net after-tax gain ($8 million) and net after-tax restructuring charge ($6 million) in 2004 and net after-tax restructuring gain ($0.4 million) in 2003 discussed above. The Company believes that these adjusted results provide a more accurate comparison of its operational and financial performance.

The attached table captioned "Reconciliation of Non-GAAP Financial Information" provides a full reconciliation of actual results to the adjusted results.

Average diluted shares outstanding increased by 0.3 million shares to 109.9 million in 2004 compared to 2003 as a result of the exercise of stock options and the effect of dilutive securities, partially offset by the impact of shares repurchased during the second quarter of 2004.

BALANCE SHEET AND CASH FLOW
---------------------------

We ended the year with $393 million in cash and marketable securities, compared to $344 million at the end of 2003, and with $541 million of debt outstanding compared to $459 million at the end of 2003. This $32 million increase in our net debt position is primarily attributable to $117 million in share repurchases, the $192 million final payment made related to the fiscal 2001 acquisition of Mexx Europe, $146 million in capital and in-store expenditures, and the effect of foreign currency translation on our Eurobond (which added $34 million to our debt balance), partially offset by cash flow from operations for the year of $457 million. We ended the quarter with $1.812 billion in stockholders' equity, giving us a total debt to total capital ratio of 23.0% at the end of 2004, compared to 22.5% at the end of 2003. As of the end of 2004, we had approximately $102 million remaining on our share repurchase authorization.

Accounts receivable increased $41 million, or 10.6%, at the end of 2004 compared to the end of 2003, primarily due to increased sales volume and the $10 million impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses.

Inventories increased $56 million, or 11.5%, at the end of 2004 compared to the end of 2003. New business initiatives and the expansion of our retail business added $32 million to our inventory levels. Approximately $13 million of the increase is related to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses. The Company continues to take a conservative approach to inventory management in 2005.

Net cash provided by operating activities was $457 million in 2004, compared to $419 million in 2003. This $38 million increase in cash flow was primarily due to a $34 million increase in net income in 2004 compared to 2003.

Net cash used in investing activities was $310 million in 2004, compared to $337 million in 2003. Net cash used in 2004 primarily reflected a $192 million final acquisition related payment for Mexx Europe as well as $146 million for capital and in-store expenditures. Net cash used in 2003 primarily reflected $222 million in acquisition related payments for the purchase of Juicy Couture, Lucky Brand, Mexx Canada and Enyce in addition to $107 million in capital and in-store expenditures.

FORWARD OUTLOOK
---------------

For the full year 2005, we are forecasting a net sales increase of 6 - 8%, an operating margin in the range of 10.9% - 11.1% and EPS in the range of $2.96 - $3.02, including the impact, which we estimate will be $0.10 - $0.12, resulting from the planned adoption in the third quarter of 2005 of FASB 123R ("Accounting for Share-Based Payment") and a shift in the composition of the Company's 2005 equity-based compensation discussed above. Excluding the $0.10 - $0.12 dilution related to these items, EPS is expected to be in the range of $3.07 - $3.13, an 8 - 10% increase over 2004. The Company believes that this adjusted outlook provides a more accurate comparison of its operational and financial performance when compared to 2004. The attached table captioned "Reconciliation of Non-GAAP Diluted Earnings Per Share Outlook" provides a full reconciliation of the GAAP outlook to the adjusted outlook. We do not expect foreign currency exchange rates in our international businesses to have a material impact on full year 2005 results.
o In our wholesale apparel segment, we expect fiscal 2005 net sales to increase in the range of 4 - 5%, primarily driven by the acquisition of C & C California in addition to increases in our Mexx Europe, moderate department store, mid-tier (or Special Markets), Juicy Couture, Lucky Brand, licensed DKNY(R) Jeans and Sigrid Olsen businesses, partially offset by the impact of the discontinuation of our Kenneth Cole womenswear license. We expect net sales in our domestic Liz Claiborne business to decrease mid to high single digits year-over-year.
o In our wholesale non-apparel segment, we expect fiscal 2005 net sales to increase in the range of 6 - 8%, primarily driven by increases in our cosmetics, Juicy Couture accessories, handbags and jewelry businesses.
o In our retail segment, we expect fiscal 2005 net sales to increase in the range of 13 - 15%, primarily driven by increases in our Lucky Brand, Mexx Europe, Sigrid Olsen, Liz Canada, Mexx Canada and Mexx USA businesses. We project comparable store sales to be flat to up low single digits over fiscal 2004.
o In our corporate segment, we expect fiscal 2005 licensing revenue to increase by 15% over fiscal 2004.

For the first quarter of 2005, we forecast a net sales increase of 7 - 9% (including an approximate 1% sales increase due to the projected impact of foreign currency exchange rates), an operating margin in the range of 9.8% - 10.1% and EPS in the range of $0.63 - $0.66.
o In our wholesale apparel segment, we expect first quarter 2005 net sales to increase in the range of 4 - 6%, primarily driven by the acquisition of C & C California as well as increases in our Mexx Europe, licensed DKNY(R) Jeans and Juicy Couture businesses, partially offset by the impact of the discontinuation of our licensed Kenneth Cole womenswear business.
o In our wholesale non-apparel segment, we expect first quarter 2005 net sales to increase in the range of 10 - 12%, primarily driven by increases in our Juicy Couture accessories and Monet jewelry businesses.
o In our retail segment, we expect first quarter 2005 net sales to increase in the range of 15 - 18%, primarily driven by increases in our Lucky Brand, Mexx Europe and Sigrid Olsen businesses.
o In our corporate segment, we expect first quarter 2005 licensing revenue to increase by 10%.

All of these forward-looking statements exclude the impact of any future acquisitions or additional stock repurchases.

Liz Claiborne Inc. designs and markets an extensive range of women's and men's fashion apparel and accessories appropriate to wearing occasions ranging from casual to dressy. The Company also markets fragrances for women and men. Liz Claiborne Inc.'s brands include Axcess, Bora Bora, C & C California, Claiborne, Crazy Horse, Curve, Dana Buchman, Elisabeth, Ellen Tracy, Emma James, Enyce, First Issue, Intuitions, Jane Street, J.H. Collectibles, Juicy Couture, Laundry by Shelli Segal, LIZ, Liz Claiborne, Lucky Brand, Mambo, Marvella, Mexx, Monet, Monet 2, Realities, Sigrid Olsen, Spark, Swe, Trifari and Villager. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and sell men's and women's collections of DKNY(R) Jeans and DKNY(R) Active, as well as CITY DKNY(R) better women's sportswear in the Western Hemisphere. The Company also has the exclusive license to produce jewelry under the Kenneth Cole New York and Reaction Kenneth Cole brand names.

Statements contained herein that relate to the Company's future performance, including, without limitation, statements with respect to the Company's anticipated results of operations or level of business for 2005 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include risks related to the continuing challenging retail and macro-economic conditions, including the levels of consumer confidence and discretionary spending and the levels of customer traffic within department stores, malls and other shopping and selling environments, and a continuation of the deflationary trend in prices for apparel products; risks related to retailer and consumer acceptance of the Company's products; risks related to the Company's ability, especially through its sourcing, logistics and technology functions, to operate within substantial production and delivery constraints, including risks associated with the possible failure of the Company's unaffiliated manufacturers to manufacture and deliver products in a timely manner, to meet quality standards or to comply with Company policies regarding labor practices or applicable laws or regulations; risks related to the Company's ability to adapt to and compete effectively in the new quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products, as well as lowered barriers to entry; risks associated with the Company's dependence on sales to a limited number of large United States department store customers; risks associated with the Company's ability to maintain and enhance favorable brand recognition; risks associated with the operation and expansion of the Company's own retail business; risks associated with the Company's ability to correctly balance the level of its commitments with actual orders; risks associated with the Company's ability to identify appropriate acquisition candidates and negotiate favorable financial and other terms, against the background of increasing market competition (from both strategic and financial buyers) for the types of acquisitions the Company has made; risks associated with acquisitions and new product lines and markets, including risks relating to integration of acquisitions, retaining and motivating key personnel of acquired businesses and achieving projected or satisfactory levels of sales, profits and/or return on investment; risks associated with the Company's ability to attract and retain talented, highly qualified executives and other key personnel; risks associated with any significant disruptions in the Company's relationship with, and any work stoppages by, its employees, including its union employees; risks associated with providing for the succession of senior management; risks associated with changes in social, political, economic, legal and other conditions affecting foreign operations, sourcing or international trade, including the impact of foreign currency exchange rates, currency devaluations in countries in which the Company sources product; risks associated with war, the threat of war and terrorist activities; work stoppages or slowdowns by suppliers or service providers; risks relating to protecting and managing intellectual property; and such other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices as are set forth in our 2003 Annual Report on Form 10-K, including, without limitation, those set forth under the heading "Business-Competition; Certain Risks" and under the heading "Statement Regarding Forward-Looking Statements". The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



Financial tables attached

                               LIZ CLAIBORNE, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                (All amounts in thousands except per share data)
                                   (Unaudited)


                                            13 weeks ended    13 weeks ended     52 weeks ended    53 weeks ended
                                              January 1,        January 3,         January 1,        January 3,
                                                 2005              2004               2005              2004
                                                 ----              ----               ----              ----
Net Sales                                     $  1,197,556     $  1,031,907       $  4,632,828      $  4,241,115
Cost of Goods Sold                                 639,031          543,549          2,490,266         2,351,324
                                              ------------     ------------       ------------      ------------
Gross Profit                                       558,525          488,358          2,142,562         1,889,791

Selling, General & Administrative
   Expenses                                        426,254          367,156          1,630,122         1,419,673
Restructuring Charge / (Gain)                        9,799             (672)             9,694              (672)
                                              ------------     ------------       ------------      ------------

Operating Income                                   122,472          121,874            502,746           470,790

Other Income / (Expense), net                       11,134              470              9,602            (1,890)

Interest Expense, net                               (9,748)          (7,820)           (32,151)          (30,509)
                                              ------------     ------------       ------------      ------------


Income Before Provision for Income Taxes           123,858          114,524            480,197           438,391

Provision for Income Taxes                          41,197           41,458            166,628           158,698
                                              ------------     ------------       ------------      ------------
Net Income                                    $     82,661     $     73,066       $    313,569      $    279,693
                                              ============     ============       ============      ============


Weighted Average Common Shares
   Outstanding                                     107,635          108,264            108,128           107,451

Basic Earnings per Common Share                      $0.77            $0.67              $2.90             $2.60
                                                     =====            =====              =====             =====

Weighted Average Common Shares and
   Share Equivalents Outstanding                   109,595          110,674            109,886           109,619

Diluted Earnings per Common Share                    $0.75            $0.66              $2.85             $2.55
                                                     =====            =====              =====             =====


Supplemental Information:
Dividends per Common Share (Rounded to
   the nearest penny)                                $0.06            $0.06              $0.23             $0.23
                                                     =====            =====              =====             =====

                               LIZ CLAIBORNE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (All dollar amounts in thousands)
                                   (Unaudited)


                                                   January 1,       January 3,
                                                      2005             2004
                                                      ----             ----
Assets
   Current Assets:
     Cash and Cash Equivalents                    $    385,637     $    293,503
     Marketable Securities                               7,797           50,414
     Accounts Receivable - trade, net                  432,065          390,802
     Inventories, net                                  541,139          485,182
     Deferred Income Taxes                              51,117           45,756
     Other Current Assets                               91,386           82,744
                                                  ------------     ------------
         Total Current Assets                        1,509,141        1,348,401
                                                  ------------     ------------

   Property and Equipment - Net                        474,573          410,741
   Goodwill and Intangibles - Net                    1,036,641          840,604
   Other Assets                                          9,397            7,253
                                                  ------------     ------------
     Total Assets                                 $  3,029,752     $  2,606,999
                                                  ============     ============

Liabilities and Stockholders' Equity
   Current Liabilities                            $    637,601     $    511,490
   Long-Term Debt                                      484,516          440,303
   Other Non-Current Liabilities                        32,836           23,526
   Deferred Income Taxes                                49,490           43,861
   Minority Interest                                    13,520            9,848
   Stockholders' Equity                              1,811,789        1,577,971
                                                  ------------     ------------
     Total Liabilities and Stockholders' Equity   $  3,029,752     $  2,606,999
                                                  ============     ============

                      LIZ CLAIBORNE, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (All dollar amounts in thousands)
                                   (Unaudited)


                                                                                52 weeks ended   53 weeks ended
                                                                                  January 1,       January 3,
                                                                                     2005             2004
                                                                                     ----             ----
Cash Flows from Operating Activities:
     Net income                                                                  $    313,569     $    279,693
     Adjustments to reconcile net income to net cash in operating activities:
       Depreciation and amortization                                                  115,634          104,981
       Deferred income taxes                                                            4,424            9,796
       Gain on sale of securities                                                     (11,934)              --
       Accrued portion of restructuring charge                                          9,694               --
       Other - net                                                                     23,126           22,447
       Change in current assets and liabilities, exclusive of
         acquisitions:
         (Increase) / decrease in accounts receivable - trade                         (32,510)          31,695
         (Increase) / decrease in inventories                                         (47,274)          20,383
         (Increase) in other current assets                                            (2,440)         (23,811)
         Increase / (decrease) in accounts payable                                     28,373          (13,458)
         Increase / (decrease) in accrued expenses                                     55,833          (12,916)
         Increase / (decrease) in income taxes payable                                    769              (14)
                                                                                 ------------     ------------
           Net cash provided by operating activities                                  457,264          418,796
                                                                                 ------------     ------------

Cash Flows from Investing Activities:
     Purchases of investment instruments                                                 (134)             (96)
     Proceeds from sales of securities                                                 40,934               --
     Purchases of property and equipment                                             (134,320)         (96,675)
     Payments for acquisitions, net of cash acquired                                 (197,221)        (222,335)
     Payments for in-store merchandise shops                                          (12,107)         (10,538)
     Other - net                                                                       (7,146)          (7,658)
                                                                                 ------------     ------------
           Net cash (used in) investing activities                                   (309,994)        (337,302)
                                                                                 ------------     ------------

Cash Flows from Financing Activities:
     Short-term borrowings                                                             37,203           (3,074)
     Revolving credit facility - net                                                       --          (12,564)
     Principal payments under capital lease obligations                                (1,805)              --
     Proceeds from exercise of common stock options                                    55,150           46,250
     Purchase of common stock                                                        (116,817)              --
     Dividends paid                                                                   (24,343)         (23,643)
                                                                                 ------------     ------------
           Net cash (used in) / provided by financing activities                      (50,612)           6,969
                                                                                 ------------     ------------

Effect of Exchange Rate Changes on Cash                                                (4,524)          (6,523)
                                                                                 ------------     ------------

Net Change in Cash and Cash Equivalents                                                92,134           81,940
Cash and Cash Equivalents at Beginning of Period                                      293,503          211,563
                                                                                 ------------     ------------
Cash and Cash Equivalents at End of Period                                       $    385,637     $    293,503
                                                                                 ============     ============

                               LIZ CLAIBORNE, INC.
                                SEGMENT REPORTING
                        (All dollar amounts in thousands)
                                   (Unaudited)

                              52 weeks ended    % to    53 weeks ended   % to
                              January 1, 2005   Total  January 3, 2004   Total
                              ---------------   -----  ---------------   -----
NET SALES:
   Wholesale Apparel           $  2,965,518     64.0%    $  2,816,177    66.4%
   Wholesale Non-Apparel            564,874     12.2%         508,112    12.0%
   Retail                         1,065,826     23.0%         886,338    20.9%
   Corporate                         36,610      0.8%          30,488     0.7%
                               ------------   -------    ------------  -------
     Total Net Sales           $  4,632,828    100.0%    $  4,241,115   100.0%
                               ============   =======    ============  =======

                              52 weeks ended    % of    53 weeks ended   % of
                              January 1, 2005   Sales  January 3, 2004   Sales
                              ---------------   -----  ---------------   -----
OPERATING INCOME:
   Wholesale Apparel           $    323,424     10.9%    $    314,224    11.2%
   Wholesale Non-Apparel             78,775     13.9%          60,764    12.0%
   Retail                            73,110      6.9%          75,148     8.5%
   Corporate                         27,437     74.9%          20,654    67.7%
                               ------------   -------    ------------  -------
     Total Operating Income    $    502,746     10.9%    $    470,790    11.1%
                               ============   =======    ============  =======

                              52 weeks ended    % to    53 weeks ended   % to
                              January 1, 2005   Total  January 3, 2004   Total
                              ---------------   -----  ---------------   -----
NET SALES:
   Domestic                    $  3,502,565     75.6%    $  3,304,614    77.9%
   International                  1,130,263     24.4%         936,501    22.1%
                               ------------   -------    ------------  -------
     Total Net Sales           $  4,632,828    100.0%    $  4,241,115   100.0%
                               ============   =======    ============  =======

                              52 weeks ended    % of    53 weeks ended   % of
                              January 1, 2005   Sales  January 3, 2004   Sales
                              ---------------   -----  ---------------   -----
OPERATING INCOME:
   Domestic                    $    425,955     12.2%    $    378,730    11.5%
   International                     76,791      6.8%          92,060     9.8%
                               ------------   -------    ------------  -------
     Total Operating Income    $    502,746     10.9%    $    470,790    11.1%
                               ============   =======    ============  =======

                               LIZ CLAIBORNE, INC.
                                SEGMENT REPORTING
                        (All dollar amounts in thousands)
                                   (Unaudited)


                              13 weeks ended    % to    13 weeks ended   % to
                              January 1, 2005   Total  January 3, 2004   Total
                              ---------------   -----  ---------------   -----
NET SALES:
   Wholesale Apparel           $    698,898     58.4%    $    617,356    59.8%
   Wholesale Non-Apparel            155,769     13.0%         141,584    13.7%
   Retail                           332,903     27.8%         264,844    25.7%
   Corporate                          9,986      0.8%           8,123     0.8%
                               ------------   -------    ------------  -------
     Total Net Sales           $  1,197,556    100.0%    $  1,031,907   100.0%
                               ============    ======    ============  =======

                              13 weeks ended    % of    13 weeks ended   % of
                              January 1, 2005   Sales  January 3, 2004   Sales
                              ---------------   -----  ---------------   -----
OPERATING INCOME:
   Wholesale Apparel           $     53,164      7.6%    $     53,074     8.6%
   Wholesale Non-Apparel             21,567     13.8%          21,466    15.2%
   Retail                            41,315     12.4%          42,170    15.9%
   Corporate                          6,426     64.4%           5,164    63.6%
                               ------------   -------    ------------  -------
     Total Operating Income    $    122,472     10.2%    $    121,874    11.8%
                               ============   =======    ============  =======

                              13 weeks ended    % to    13 weeks ended   % to
                              January 1, 2005   Total  January 3, 2004   Total
                              ---------------   -----  ---------------   -----
NET SALES:
   Domestic                    $    888,802     74.2%    $    781,334    75.7%
   International                    308,754     25.8%         250,573    24.3%
                               ------------   -------    ------------  -------
     Total Net Sales           $  1,197,556    100.0%    $  1,031,907   100.0%
                               ============   =======    ============  =======

                              13 weeks ended    % of    13 weeks ended   % of
                              January 1, 2005   Sales  January 3, 2004   Sales
                              ---------------   -----  ---------------   -----
OPERATING INCOME:
   Domestic                    $    107,337     12.1%    $     94,157    12.1%
   International                     15,135      4.9%          27,717    11.1%
                               ------------   -------    ------------  -------
     Total Operating Income    $    122,472     10.2%    $    121,874    11.8%
                               ============   =======    ============  =======

                               LIZ CLAIBORNE, INC.
                RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
                (All amounts in thousands except per share data)
                                   (Unaudited)

The following is a reconciliation of Net Income to Net Income Excluding Restructuring Charge / Gain and Special Investment Gain:

                                            13 weeks ended    13 weeks ended     52 weeks ended      53 weeks ended
                                              January 1,        January 3,         January 1,           January 3,
                                                 2005              2004               2005                2004
                                                 ----              ----               ----                ----
Net Income                                    $     82,661     $     73,066       $    313,569       $    279,693

Income Tax Provision                                41,197           41,458            166,628            158,698

Interest Expense, net                                9,748            7,820             32,151             30,509

Other Expense / (Income), net                      (11,134)            (470)            (9,602)             1,890
                                              ------------     ------------       ------------       ------------

Operating Income                                   122,472          121,874            502,746            470,790

Restructuring Charge / (Gain) (1)                    9,799             (672)             9,694               (672)

Operating Income Excluding Restructuring
   Charge / Gain                              $    132,271     $    121,202       $    512,440       $    470,118

Other (Expense) / Income, net, Excluding
   Special Investment Gain (2)                        (800)             470             (2,332)            (1,890)

Interest Expense, net                               (9,748)          (7,820)           (32,151)           (30,509)

Income Tax Provision                               (40,485)         (41,214)          (165,851)          (158,454)
                                              ------------     ------------       ------------       ------------

Net Income Excluding Restructuring Charge
   / Gain and Special Investment Gain         $     81,238     $     72,638       $    312,106       $    279,265
                                              ============     ============       ============       ============

Basic Earnings per Common Share Excluding
   Restructuring Charge / Gain and
   Special Investment Gain                           $0.75            $0.67              $2.89              $2.60
                                                     =====            =====              =====              =====

Diluted Earnings per Common Share
   Excluding Restructuring Charge / Gain
   and Special Investment Gain                       $0.74            $0.66              $2.84              $2.55
                                                     =====            =====              =====              =====

(1) In December 2004, the Company recorded a net restructuring charge of $6.5 million ($9.8 million pretax) or $0.06 per share. In September 2004 and December 2003, the Company recorded restructuring gains of $68,000 ($105,000 pretax) or $0.001 per share and $0.4 million ($0.7 million pre-tax) or $0.004 per share, respectively, representing the portion of the 2002 restructuring reserve that was no longer required due to the completion of the activities associated with the reserve.

(2) In the 13 weeks ended January 1, 2005, the Company recorded a special investment gain of $8.0 million ($11.9 million pretax) or $0.07 per share.


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
                               LIZ CLAIBORNE, INC.
          RECONCILIATION OF NON-GAAP DILUTED EARNINGS PER SHARE OUTLOOK
                                   (Unaudited)

The following is a reconciliation of diluted earnings per share - GAAP outlook to diluted earnings per share - adjusted outlook:

                                                                 Full Year 2005
                                                                    Guidance
                                                                    --------

Diluted earnings per share - GAAP outlook                        $2.96 - $3.02

Impact of planned adoption in the third quarter of 2005
   of FASB 123R ("Accounting for Share-Based Payment")
   as well as the shift in the composition of the Company's
   2005 equity-based management compensation toward
   restricted stock and away from stock options (1)              $0.11 - $0.11
                                                                 -------------

Diluted earnings per share - adjusted outlook                    $3.07 - $3.13
                                                                 =============



(1)  Represents the mid-point of the estimated $0.10 - $0.12 range.





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